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This is the form of material change report required under Section 85(1) of the Securities Act and Section 151 of the Securities Rules.

BC FORM 53-901F

(Previously Form 27)

SECURITIES ACT

SECTION 85

MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT

NOTE:

This form is intended as a guideline.  A letter or other document may be used if the substantive requirements of this are complied with.

NOTE:

Every report required to be filed under section 85(1) of the Act shall be sent to the Commission in an envelope addressed to the Commission and marked “Continuous Disclosure.”

NOTE:

WHERE THIS REPORT IS FILED ON A CONFIDENTIAL BASIS PUT AT THE BEGINNING OF THE REPORT IN BLOCK CAPITALS “CONFIDENTIAL - SECTION 85”, AND EVERYTHING THAT IS REQUIRED TO BE FILED SHALL BE PLACED IN AN ENVELOPE ADDRESSED TO THE SECRETARY OF THE COMMISSION MARKED “CONFIDENTIAL.”

Item 1.

Reporting Issuer (name and address)

Derek Oil & Gas Corporation

Suite 1550 – 355 Burrard Street

Vancouver, B.C.

V6C 2G8

(the "Company")

Item 2.

Date of Material Change

October 31, 2003

Item 3.

Press Release

State the date and place of issuance of the press release issued pursuant to Section 85(1) of the Act.

November 6, 2003

Item 4.

Summary of Material Change

The Company and Ivanhoe Energy (USA) Inc. ("Ivanhoe") have signed an agreement in principle dated October 31, 2003 to jointly develop the Company's Lak Ranch oil project in Wyoming, U.S.A.  Under the terms of the agreement, Ivanhoe can incrementally earn up to a 60% working interest in the project by funding US$5,000,000 (approximately) in development costs.  Additionally, the Company has amended a prior agreement with a private U.S. based company, SEC Oil & Gas Partnership ("SEC")  that will allow SEC to earn a five per cent working interest in the project on the expenditure of US$600,000.00.

Item 5.

Full Description of Material Change

Under the terms of the agreement in principle, Ivanhoe will undertake a pilot phase work program designed to test the technical feasibility of using thermal recovery methods to enhance the production of the existing, horizontal producing well completed in the Newcastle sand on the Lak Ranch.  The pilot phase contemplates cycling steam into the existing horizontal well for approximately six months and, after evaluating the cyclic results, a continuous steam injection program is planned, utilizing five vertical slim hole steam injection wells to be completed updip of the existing horizontal well.  During the pilot phase, and depending on performance of the injection program, a 3-D seismic program will be conducted over prospective acreage on the Lak Ranch in order to more accurately map the geologic features and support the exploitation of oil reserves on the project.  Estimated cost to Ivanhoe for the pilot phase of the project is US$1.1 million.  Ivanhoe will initially earn a 30% working interest in the project by completing the pilot phase.  Thereafter, Ivanhoe has the option to proceed to a Phase I work program and increase Ivanhoe's interest at a proportionate rate of six working interest percentage points per million US dollars expended by Ivanhoe, determined and assigned quarterly to a maximum of 60%.  The Phase I work program contemplates the following:

•

three additional horizontal production wells;

•

fifteen vertical slim line steam injection wells;

•

six temperature observation wells;

•

expansion of surface infrastructure;

•

six delineation wells to test 3-D geological model

Estimated cost of the Phase I work program is US$5.8 million.  Following completion of the Phase I work program, the interest in the project will thereafter be:  Ivanhoe – 60%; Derek – 35%; SEC – 5%.  Ivanhoe will be the Operator of the Project.  At such time as Ivanhoe has expended US$5 million and SEC US$600,000, all parties will contribute proportionally to ongoing capital costs.  Production revenue, operating costs and encumbrances also will be based on a working interest basis.  Ivanhoe is also to make a one-time cash payment to Derek of US$100,000 upon the execution of a formal joint operating agreement.  Should Ivanhoe not proceed to the Phase I work program, its interest in the Project is reduced to 15%.

Item 6.

Reliance on Section 85(2) of the Act

If the Report is being filed on a confidential basis in reliance on Section 85(2) of the Act, state the reasons for such reliance.

N/A.

INSTRUCTION:

Refer to Section 85(3) of the Act concerning continuing obligations in respect of reports filed pursuant to this subsection.

Item 7.

Omitted Information.

In certain circumstances where a material change has occurred, and a material change report has been or is about to be filed but section 85(3) of the Act will no longer or will not be relied upon, a reporting issuer may nevertheless believe one or more significant facts otherwise required to be disclosed in the material change report could remain confidential and not be disclosed or not be disclosed in full detail in the material change report.

State whether any information has been omitted on this basis, and provide the reasons for any such omission in sufficient detail to permit the Commission to exercise its discretion pursuant to section 169(4) of the Act.

The reasons for the omission may be contained in a separate letter filed as provided in section 153 of the Rules.

N/A

Item 8.

Senior Officers

Give the name and business telephone number of a senior officer of the reporting issuer who is knowledgeable about the material change and the report or an officer to whom such senior officer may be contacted by the Commission.

Barry C. J. Ehrl – 604-331-1757

Item 9.

Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

Barry C. J. Ehrl

Name of Senior Officer

604-331-1757

Business Telephone Number

DATED at Vancouver, British Columbia, November 7, 2003

DEREK OIL & GAS CORPORATION

Per:

"Barry C. J. Ehrl"

signature

President and C.E.O.

(official capacity)

Barry C. J. Ehrl

(name of individual whose signature appears above)

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